UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                             CHARMING SHOPPES, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    161133103
                              --------------------
                                 (CUSIP Number)

                                December 31, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103



1)  NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1495646
                                                 ----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION         Commonwealth of
                                                 Pennsylvania
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER              1,054,950
                                                 ---------

         6)       SHARED VOTING POWER            2,574,990
                                                 ---------

         7)       SOLE DISPOSITIVE POWER         1,054,950
                                                 ---------

         8)       SHARED DISPOSITIVE POWER       2,574,990
                                                 ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     3,629,940
                                                 ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                            3.19%
                                                 ------

12) TYPE OF REPORTING PERSON                     IA
                                                 ------



                               Page 2 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1778076
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                 ---------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER              779,000
                                                 ---------

         6)       SHARED VOTING POWER            0
                                                 ---------

         7)       SOLE DISPOSITIVE POWER         779,000
                                                 ---------

         8)       SHARED DISPOSITIVE POWER       0
                                                 ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     779,000
                                                 ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 266,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 9,350 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,574,990 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                            0.68%
                                                 ------

12) TYPE OF REPORTING PERSON                     PN
                                                 ------



                               Page 3 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103



1)  NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     25-1778068
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                 -----------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER              779,000
                                                 ---------

         6)       SHARED VOTING POWER            0
                                                 ---------

         7)       SOLE DISPOSITIVE POWER         779,000
                                                 ---------

         8)       SHARED DISPOSITIVE POWER       0
                                                 ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     779,000
                                                 ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 266,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 9,350 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,574,990 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                            0.68%
                                                 ------

12) TYPE OF REPORTING PERSON                     PN
                                                 ------



                               Page 4 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     11-3667966
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER              266,600
                                                 ---------

         6)       SHARED VOTING POWER            0
                                                 ---------

         7)       SOLE DISPOSITIVE POWER         266,600
                                                 ---------

         8)       SHARED DISPOSITIVE POWER       0
                                                 ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     266,600
                                                 ---------
10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

         Excludes 779,000 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 9,350 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,574,990 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                            0.23%
                                                 -----
12) TYPE OF REPORTING PERSON                     PN
                                                 ------



                               Page 5 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103



1)  NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                     30-0135937
                                                 -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware
                                                 -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER              266,600
                                                 ---------

         6)       SHARED VOTING POWER            0
                                                 ---------

         7)       SOLE DISPOSITIVE POWER         266,600
                                                 ---------

         8)       SHARED DISPOSITIVE POWER       0
                                                 ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                     266,600
                                                 ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 779,000 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 9,350 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,574,990 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                             0.23%
                                                  ------

12) TYPE OF REPORTING PERSON                      PN
                                                  ------



                               Page 6 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


1)  NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)    [   ]
                                                                    (b)    [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION          United States
                                                  of America
                                                  -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER               0
                                                  ---------

         6)       SHARED VOTING POWER             0
                                                  ---------

         7)       SOLE DISPOSITIVE POWER          0
                                                  ---------

         8)       SHARED DISPOSITIVE POWER        0
                                                  ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                      0
                                                  ---------

10) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Mark G. Schoeppner disclaims beneficial ownership of 779,000 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P., 266,600 shares that may be deemed to be beneficially owned by Quaker Capital Partners II, L.P., 9,350 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,574,990 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11)  OF CLASS REPRESENTED BY
     AMOUNT IN ROW (9)                           0.0%
                                                 ------

14) TYPE OF REPORTING PERSON                     IN
                                                 ------


                               Page 7 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103

Item 1.

         (a)      Name of Issuer

                  CHARMING SHOPPES, INC.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  450 Winks Lane, Bensalem, Pennsylvania  19020
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,  Pennsylvania
15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                  Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  161133103
                  --------------------------------------------------------------



                               Page 8 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)       /   / Broker of dealer registered under section 15 of the Act;

     (b)       /   / Bank as defined in section 3(a)(6) of the Act;

     (c)       /   / Insurance company as defined in section  3(a)(19)  of   the
                     Act;

     (d)       /   / Investment  company  registered   under  section  8  of the
                     Investment Company Act of 1940;

     (e)       / X / An investment adviser in accordance with
                     ss.240.13d-1(b)(l)(ii)(E);

     (f)       /   / An employee  benefit  plan  or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g)       /   / A parent  holding company or control person  in  accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h)       /   / A  savings  association  as defined in  Section 3(b) of the
                     Federal Deposit Insurance Act;

     (i)       /   / A  church  plan  that is excluded from the definition of an investment company under section 3(c)(14)of the Investment Company Act of 1940;

     (j)      /    / Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.           Ownership
                  ---------

         Quaker Capital Management Corporation:

         (a) Amount Beneficially Owned: 3,629,940

             The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
             Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 3,629,940 shares covered by this Schedule 13G.

                              Page 9 of 15 Pages

         (b) Percent of Class: 3.19%

         (c)

           (i)   Sole power to vote or direct the vote: 1,054,950

           (ii)  Shared power to vote or direct the vote: 2,574,990

           (iii) Sole power to dispose or direct the disposition of: 1,054,950

           (iv)  Shared power to dispose or direct the disposition of: 2,574,990

         Quaker Capital Partners I, L.P.:

         a)  Amount Beneficially Owned: 779,000

             The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 2,850,940 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.68%

         (c)

           (i)   Sole power to vote or direct the vote: 779,000

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 779,000

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier, L.P.:

         a)  Amount Beneficially Owned: 779,000



                              Page 10 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103

             The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 2,850,940 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.68%

         (c)

           (i)   Sole power to vote or direct the vote: 779,000

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 779,000

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         a)  Amount Beneficially Owned: 266,600

             The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 3,363,340 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.23%

         (c)

           (i) Sole power to vote or direct the vote: 266,600

           (ii) Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 266,600

           (iv) Shared power to dispose or direct the disposition of: 0

         Quaker Premier II, L.P.:


                              Page 11 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103

         a)  Amount Beneficially Owned: 266,600

             The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 3,363,340 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.23%

         (c)

           (i)   Sole power to vote or direct the vote: 266,600

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 266,600

           (iv)  Shared power to dispose or direct the disposition of: 0

         Mark G. Schoeppner:

         a)  Amount Beneficially Owned: 0

             The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 3,629,940 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0



                              Page 12 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X
                                                                   ----------

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         2,574,990 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Page 13 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


February 13, 2009                   QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                    By:  Quaker Premier, L.P., its
                                         general partner

                                         By:  Quaker Capital Management
                                              Corporation, its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER PREMIER, L.P.

                                    By:  Quaker Capital Management  Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                    By:  Quaker Premier II, L.P., its general
                                         partner

                                         By:  Quaker Capital Management
                                              Corporation, its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                              Page 14 of 15 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 161133103


                                    QUAKER PREMIER II, L.P.

                                    By:  Quaker Capital Management Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner





                              Page 15 of 15 Pages